EXHIBIT 99.1

NEWS RELEASE

Contact:	Douglas Kessler	Tripp Sullivan
	Chief Operating Officer and Head of Acquisitions	Corporate Communications, Inc.
	(972) 490-9600	(615) 254-3376

ASHFORD TO ACQUIRE HILTON SANTA FE FOR $18.2 MILLION

Acquisition Highlights:

t	Acquired at forward twelve-month cap rate of 8.8%, EBITDA multiple of 9.2x, EBITDA yield of 10.8%, and value per key of $116,000

t	Provides entry to a market with high barriers to entry

t	Ashford’s direct hotel portfolio to increase to 55 assets totaling 9,346 rooms

DALLAS — (March 9, 2005) — Ashford Hospitality Trust, Inc. (NYSE: AHT) announced it has signed a definitive agreement to acquire the 157-room Hilton Santa Fe in Santa Fe, NM, for $18.2 million in cash from Santa Fe Hotel Joint Venture.

The purchase price equates to a 9.2x forward twelve-month EBITDA multiple, an EBITDA yield of 10.8% and a forward twelve-month net operating income capitalization rate of 8.8%. The property generated revenues of $7.7 million in 2004. The trailing twelve month unleveraged EBITDA yield is 8.1% and the net operating income capitalization rate is 6.4%. The acquisition is expected to close in March 2005. Solid Rock Advisors, Inc. represented Ashford.

Opened in 1971, the Hilton Santa Fe has 157 rooms and 6,400 square feet of state-of-the-art meeting space. Located in the heart of historic downtown Santa Fe, the hotel is within walking distance to art galleries, shopping, restaurants, museums and cultural sites. The hotel features three restaurants, including the award-winning Pinon Grill, a courtyard oasis with poolside fireplace and hot tub, fitness center, and wireless Internet access. The Hilton Santa Fe is also conveniently located near the Santa Fe Ski Basin and minutes from legendary golf courses.

The Hilton Santa Fe recently completed a $1.2 million renovation that included new bedding packages, soft goods and case goods in all rooms as well as flat screen televisions. Ashford intends to invest an additional $2.5 million in brand PIP requirements and other improvements in 2005. Remington Lodging & Hospitality, L.P. will manage the property.

Monty J. Bennett, President and CEO of Ashford Hospitality Trust, said, “The Hilton Santa Fe is an excellent opportunity to add to our investment portfolio a high quality hotel with a strong brand in a superb location. With the high barrier to entry in the historic downtown area and the stable operating environment in the market, we believe there is a significant opportunity to increase the RevPAR penetration and EBITDA flow through of this asset once the renovation is completed. The possible expansion for guestrooms, spa and/or additional meeting space is also very attractive to us.”

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14185 Dallas Parkway, Suite 1100, Dallas, TX 75254 Phone: (972) 490-9600

AHT to Acquire Santa Fe Hilton

March 9, 2005

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Ashford Hospitality Trust is a self-administered real estate investment trust focused on investing in the hospitality industry across all segments and at all levels of the capital structure, including direct hotel investments, first mortgages, mezzanine loans and sale-leaseback transactions. Additional information can be found on the Company’s web site at www.ahtreit.com.

Certain statements and assumptions in this press release contain or are based upon “forward-looking” information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties. When we use the words “will likely result,” “may,” “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” or similar expressions, we intend to identify forward-looking statements. Such forward-looking statements include, but are not limited to, the forward EBITDA multiple, the forward income capitalization rate, the forward EBITDA yield, the expectation that the transaction will close in March 2005, the impact of the transaction on our business and future financial condition, our business and investment strategy, our understanding of our competition and current market trends and opportunities and projected capital expenditures. Such statements are subject to numerous assumptions and uncertainties, many of which are outside Ashford’s control.

These forward-looking statements are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from those anticipated, including, without limitation: general volatility of the capital markets and the market price of our common stock; changes in our business or investment strategy; availability, terms and deployment of capital; availability of qualified personnel; changes in our industry and the market in which we operate, interest rates or the general economy; and the degree and nature of our competition. These and other risk factors are more fully discussed in Ashford’s filings with the Securities and Exchange Commission. EBITDA is defined as net income before interest, taxes, depreciation and amortization. EBITDA yield is defined as trailing twelve month EBITDA divided by the purchase price. A capitalization rate is determined by dividing the property’s annual net operating income by the purchase price. Net operating income is the property’s funds from operations minus a capital expense reserve of 4% of gross revenues. Funds from operations (“FFO”), as defined by the White Paper on FFO approved by the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”) in April 2002, represents net income (loss) computed in accordance with generally accepted accounting principles (“GAAP”), excluding gains (or losses) from sales or properties and extraordinary items as defined by GAAP, plus depreciation and amortization of real estate assets, and net of adjustments for the portion of these items related to unconsolidated entities and joint ventures.

The forward-looking statements included in this press release are only made as of the date of this press release. Investors should not place undue reliance on these forward-looking statements. We are not obligated to publicly update or revise any forward-looking statements, whether as a result of new information, future events or circumstances, changes in expectations or otherwise.

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